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                                                            EXHIBIT 99.1


                               PURCHASE AGREEMENT

    THIS PURCHASE AGREEMENT (this "Agreement"), dated as of November 27, 2001 by and between the UNIHEALTH FOUNDATION (the "Seller") and AQUA WELLINGTON NORTH AMERICAN EQUITIES FUND, LTD., a limited liability company organized under the laws of the Commonwealth of The Bahamas (the "Buyer").

       1. The Seller is the beneficial and record owner of shares of common stock, par value $0.01 per share (the "Common Stock") of PacifiCare Health Systems, Inc., a Delaware corporation (the "Issuer"). The Seller now wishes to sell up to 2,139,500 shares of Common Stock (the "Shares").

       2. The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Seller's entire right, title and interest in and to the Shares, in accordance with the terms and conditions set forth herein.

       NOW, THEREFORE, in consideration of the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged, the parties agree:

       1. Agreement to Purchase

              The Buyer hereby agrees to purchase, and the Seller hereby agrees to sell, its Shares pursuant to the conditions set forth herein. This agreement shall become effective upon delivery by facsimile of executed signature pages of this Agreement such date shall be the (the "Closing Date").

       2. Representations, Warranties and Covenants of Buyer. The Buyer represents and warrants to the Seller, and covenants for the benefit of the Seller, as follows:

              (a) This Agreement constitutes a valid and binding agreement and obligations of the Buyer enforceable against the Buyer in accordance with its terms, subject to limitations on the enforcement by general principles of equity and bankruptcy or other laws affecting the enforcement of creditor's rights generally;

              (b) This Agreement has been duly authorized, validly executed and delivered on behalf of the Buyer and is a valid and binding agreement and obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditor's rights generally, and the Buyer has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder;
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              (c) The execution and delivery of this Agreement, the purchase of the Shares and this communication of the transactions contemplated by this Agreement by the Buyer, will not conflict with or result in a breach of or a default under any of the terms or provisions of, the Buyers certificate of limited liability company, or of any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Buyer is a party or by which it or any of its material properties or assets is bound, any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Buyer, or any of its material properties or assets or will result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Buyer pursuant to the terms of any agreement or instrument to which any of the them is a party or by which any of them be bound or to which any of their property or any of them is subject.

       3. Representations, Warranties and Covenants of the Seller. The Seller represents and warrants to the Buyer, and covenants for the benefit of the Buyer, as follows:

              (a) The offer and sale of the Shares is intended to be exempt from registration under the Securities Act, by virtue of Section 4(1) of the Securities Act, as amended;

              (b) To the Seller's knowledge, the Shares have been duly authorized and validly issued and are fully paid and nonassessable;

              (c) The Shares are not "restricted securities" as defined under Rule 144(a)(3) promulgated under the Securities Act of 1933, as amended, and the Shares have been beneficially owned by the Seller for more than two (2) years;

              (d) The Seller is not an "affiliate" (as such term is defined under Rule 144(a)(1) of the Issuer;

              (e) This Agreement has been duly authorized, validly executed and delivered on behalf of the Seller and is a valid and binding agreement and obligation of the Seller enforceable against the Seller in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Seller has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder;

              (f) The execution and delivery of this Agreement, the sale of the Shares and the consummation of the transactions contemplated by this Agreement by the Seller, will not conflict with or result in a breach of or a default under any of the terms or provisions of, the Seller's articles of incorporation, by-laws or organizational documents, or of any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to


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which the Seller is a party or by which it or any of its material properties or assets is bound, any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Seller, or any of its material properties or assets or will result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Seller pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject;

              (g) No authorization, approval, filing with or consent of any governmental body is required for the sale of the Shares to the Buyer pursuant to this Agreement;

              (h) The Seller is the legal and beneficial owner of the Shares, free and clear of any liens, charges or encumbrances. At the Closing, upon payment of the Purchase Price, the Buyer will acquire all right, title and interest in the Shares, free and clear of all liens, charges or encumbrances.

       4. Pricing Terms. Subject to the satisfaction of the conditions set forth in this Agreement, the parties agree as follows:

              (a) The purchase price of the Shares shall be determined over a period of thirteen (13) consecutive Trading days (the "Pricing Period");

              (b) The Pricing Period will commence on November 30, 2001 but at no time prior to the date following the escrow agents receipt of 2,139,500 Shares to be purchased for such Pricing Period.

              (c) The lowest price that will be used to calculate the purchase price of the Shares during the Pricing Period shall be $15.25 (the "Threshold Price");

              (d) During the Pricing Period, the Buyer shall be obligated to purchase 160,000 Shares (the "Pro-Rata Shares") at the end of each Trading Day for each Trading Day that the VWAP is at or above the Threshold Price. For each Trading Day during the Pricing Period that the VWAP is below the Threshold Price, the Buyer shall have the right but not the obligation until the end of the Pricing Period to purchase up to the Pro-Rata Shares (the "Below Threshold Shares") at the price equal to ninety-six percent (96%) of the Threshold Price. The Pro-Rata Shares for the first Trading Day shall mean 219,500 Shares.

              (e) The price per share to be paid for the Shares to be purchased shall be determined on a daily basis during the Pricing Period. For each Trading Day during the Pricing Period on which the VWAP is equal to or greater than the Threshold Price, the Buyer shall purchase the Pro-Rata Shares at a price equal to ninety-six percent (96%) of the VWAP for such Trading Day. On any Trading Day during the Pricing Period, the Buyer may in addition choose


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to purchase up to any Below Threshold Shares at a price equal to ninety-six
(96%) of the Threshold Price.

              (f) For each Trading Day, the "Daily Purchase Agreement" shall be equal the (i) the Pro-Rata Shares, if any, multiplied by 96% of such day's VWAP and (ii) any Below Threshold Shares, if any, multiplied by 96% of the Threshold Price that the Buyer chooses to purchase on such Trading Day;

              (g) Seller's Option to Terminate the Pricing Period. On any Trading day, the Seller may terminate the Pricing period, such that the Seller must deliver a notice of termination to the Buyer and Escrow Agent which receipt shall be confirmed in writing by the Buyer, before 10:30 a.m. (New York time) on such Trading day (the "Termination Notice"). If the Buyer fails to deliver receipt by 10:30 a.m. then the Escrow Agent must confirm such Termination to the Buyer and Seller before 12:00 p.m. (New York time). If the Termination notice is received after 9:30 a.m. (New York time) on a Trading Day, such Trading day shall be the last Trading day of the Pricing Period, unless otherwise mutually agreed upon (the "Termination Date"). In the event the Pricing Period is terminated, both the Buyer and the Seller shall still be obligated to settle all purchased but unsettled Daily Purchase Amounts.

              (h) Buyer's Option to Shorten the Pricing Period. On the tenth
(10th) Trading Day of the Pricing Period and any Trading Day thereafter, the Buyer with the consent of the Seller, may deliver a written notice to the Seller to shorten the Pricing Period such that the Pricing Period ends on the Trading Day the notice is delivered (the "Shortening Notice"), provided that the Buyer purchases the Remaining Shares on such Trading Day (the "Shortened Pricing Period"). The Remaining Shares shall be equal (i) 2,139,500 Shares minus (x) all previously settled and purchased but unsettled (i) Pro-Rata Shares and (ii) Below Threshold Shares. Price per share of the purchase shall be equal the Average Price, calculated by dividing (iii) all previously purchased Daily Purchase Amounts by (iv) all previously settled and purchased but unsettled Pro-Rata Shares and Below Threshold Shares.

              (i) The Shares purchased during the Pricing Period shall be settled on (i) the first Trading Day following each Trading Day of the Pricing Period and (ii) the first Trading day immediately after the last Trading Day of the Pricing Period, Shortened Pricing Period, or a Termination Date (each, a "Settlement Date"). On each Settlement Date, the Escrow Agent shall deliver to the Buyer the Pro-Rata Shares and any Below Threshold Shares purchased by the Buyer on the previous Trading Day, simultaneous with the Buyer's writing of the Daily Purchase Amount to the Escrow Agent for the Shares purchased but at no time later then upon receipt of the Daily Purchase Amount by the Escrow Agent.

              (j) For purposed of this Agreement, "VWAP" shall mean the daily volume weighted average price (based on a Trading Day from 9:30 a.m. to 4:00 p.m., eastern time) of the Common Stock on the NASDAQ National Market or an Alternate Market as reported by Bloomberg Financial LP using the AQR function, and "Alternate Market" shall mean the OTC Bulletin Board, the Nasdaq Small Cap Market, the American Stock Exchange, or the New York

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Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

              (k) For the purposes of this Agreement, "Trading Day" shall mean a day on which the Common Stock is traded on the NASDAQ National market or an Alternate Market. If the trading in the Common Stock is suspended for any reason for more than three (3) hours in any Trading Day or trading in securities in the United States has been halted for any reason, at the Buyer's option, such day shall not be deemed a Trading day.

              (l) The obligation of the Buyer to purchase and the Seller to sell the shares pursuant to this Agreement shall terminate on the earliest of: (i) the close of business on the first Trading Day immediately after the last Trading Day of the Pricing Period, (ii) the close of business on the first Trading Day immediately after the last Trading Day of the Shortened Pricing Period and (iii) the close of business on the first Trading Day immediately after the Termination Date; provided that the termination of such obligation shall not relieve either party from any liability for failure to perform such obligation prior to such date.

       5. Conditions Precedent to the Obligations of the Seller to Sell the Shares. The obligation hereunder of the Seller to sell the Shares to the Buyer is subject to the satisfaction or waiver, on or before the Closing, of each of the conditions set forth below. These conditions are for the Seller's sole benefit and may be waived by the Seller at any time in its sole discretion.

              (a) This Agreement shall have been executed by the Buyer and delivered to the Seller;

              (b) The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing and as of each Settlement Date;

              (c) No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction, which prohibits the consummation of any of the transactions contemplated by this Agreement; and

       6. Conditions Precedent to the Obligations of the Buyer to Purchase the Shares. The obligation hereunder of the Buyer to purchase the Shares is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Buyer's sole benefit and may be waived by the Buyer at any time in its sole discretion:

              (a) This Agreement shall have been executed by the Seller and delivered to the Buyer;


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              (b) The representations and warranties of the Seller shall be true and correct in all material respects as of the date when made and as of this Closing and as of each Settlement Date;

              (c) No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement;

              (d) Prior to the first Trading Day of the Pricing Period, the Seller and the Buyer shall have entered into an Escrow Agreement (the "Escrow Agreement") substantially in the form of Exhibit 1 attached hereto, and the Seller shall have delivered 2,139,500 shares of Common Stock to Jefferies and Company, Inc., as Escrow Agent, which Shares shall be free of all legends;

       7. Indemnification.

              (a) The Seller hereby agrees to indemnify and hold harmless the Buyer and its officer, directors, shareholders, employees, agents and attorneys against any and all losses, claims, damages, liabilities and expenses incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person, to which any such indemnified party may become subject under the Securities Act, or under any other statute, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact made by the Seller (ii) any omission or alleged omission of a material fact with respect to the Seller or (iii) any breach of any representation, warranty or agreement made by the Seller in this Agreement;

              (b) The Buyer hereby agrees to indemnify and hold harmless the Seller and its officers, directors, shareholders, employees, agents and attorneys against any and all losses, claims, damages, liabilities and expenses incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person, to which any such indemnified party may become subject under the Securities Act, or under any other statute, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact made by the Seller (ii) any omission or alleged omission of a material fact with respect to the Seller or (iii) any breach of any representation, warranty or agreement made by the Seller in this Agreement;

       8. (a) Expenses. Each of the parties agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder.

              (b) The Seller shall pay Jeffries & Co (the "Placement Agent") a placement fee of 1% of the aggregate amount purchased.


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       9. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without giving effect to the rules governing the conflicts of laws. The Buyer and Seller agree that any suit or proceeding by either of them with respect to this Agreement shall be brought in a state or federal court located in the State of Delaware and hereby consent to the exclusive jurisdiction of such court and to service of process being made upon the Buyer or the Seller, as the same may be by mail at the address specified in Section 10. Each of the Buyer and the Seller hereby waives any objection that it may now or hereafter have in the venue or any such suit or proceeding or any such court or that such suit is brought in an inconvenient court.

       10. Notices. All notice and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, overnight courier, or telecopier, initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section.

              if to the Seller:

              UniHealth Foundation
              5959 Topanga Canyon Boulevard
              Woodland Hills, CA 91367
              Attn: David R. Carpenter, Chairman
              Telephone 818-888-4090
              Fax       818-888-4094

              if to the Buyer:

              Acqua Wellington North American Equities Fund, Ltd.
              c/o Fortis Fund Services (Bahamas) Ltd.
              Montague Sterling Centre
              East Bay Street, P.O. Box SS-6238
              Nassau, Bahamas
              Attn: Anthony L.M. Inder Rieden
              Telephone 242-394-9601
              Fax       242-934-8348

         All such motions and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, postage prepaid, if mailed; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if telecopied.

       11. Entire Agreement. This Agreement constitutes this entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or


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contemporaneous oral or written proposals or agreements relating thereto all of which are merged herein. This Agreement may not be amended or any provisions hereof waived in whole or in parts, except by a written amendment signed by both of the parties.

       12. Counterpart. This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.


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         IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

                              UNIHEALTH FOUNDATION


                              By: ______________________________________
                                    Name:  David R. Carpenter
                                    Title:  Chairman


                              AQUA WELLINGTON NORTH AMERICAN EQUITIES FUND, LTD.


                              By: ______________________________________
                                    Name:  Richard Colpron
                                    Title:  Vice President


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